UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                 _______________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported): September 11, 2001


                            MAXUS REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)


        MISSOURI                            00-13457             48-1339136
(State or Other Jurisdiction              (Commission           (IRS Employer
       of Incorporation)                  File Number)       Identification No.)

104 Armour Road, North Kansas City, MO                                   64116
(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code   (816) 303-4500

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5. Other Events.

Acquisition of Real Properties.

     At a meeting held on Tuesday, September 11, 2001, the Registrant's Board of Trustees authorized the officers of Registrant to enter into purchase agreements to acquire the properties described below. KelCor, Inc., an affiliate of David
L. Johnson, the Trust's Chairman and trustee, has already entered into agreements to acquire these properties. The Registrant anticipates that KelCor, Inc. will assign its right to acquire these properties to the Registrant.

     Although there can be no assurance that these transactions will ultimately be consummated, the closings are anticipated to occur in September or October 2001. It is anticipated that the Registrant will fund these acquisitions from cash on hand, the private placement described below and the Trust's existing line of credit, which the Board has voted to increase from $1 million to $3 million and which bears interest at the prime interest rate.

     A. Landings at Rock Creek (the "Landings"), a 154-unit apartment complex in Little Rock, Arkansas, which is currently owned by an unrelated third party, Waterton Rock, Limited, an Arkansas limited partnership. The proposed acquisition price is $5,400,000. The purchase price includes the assumption of the existing loan and related mortgage and security instruments in favor of Berkshire Mortgage Finance Limited Partnership with a current outstanding balance of approximately $3,860,000, which is due and payable on September 1, 2007, bears interest at a rate of 7.66% and is secured by a mortgage. It is anticipated that the net cash proceeds used by the Registrant to acquire the Landings will be approximately $1,600,000.

     B. Barrington Hills Apartments ("Barrington"), a 232-unit apartment complex in Little Rock , Arkansas, which is currently owned by an unrelated third party, Waterton Raintree, LLC, a Delaware limited liability company. The proposed acquisition price is $7,050,000. The purchase price includes the assumption of the existing bonds and related mortgage and security instruments in favor of Berkshire Mortgage Finance Limited Partnership with a current outstanding balance of approximately $5,930,000, which are due and payable on July 1, 2029, bear interest at a rate of 6.035%, which is repriced on August 1, 2009, and are secured by a mortgage. It is anticipated that the net cash proceeds used by the Registrant to acquire Barrington would be approximately $1,450,000. This acquisition by the Registrant is contingent upon the Registrant raising funds pursuant to the private placement described below.

     C. Chalet Apartments ("Chalet"), a 234-unit apartment complex located in Topeka, Kansas, from unrelated third parties, Garden Chalet I L.P., a Delaware limited partnership and Chalet II Associates, a Kansas general partnership. The purchase price is $7,750,000. The purchase price includes the assumption of the existing loans and related mortgages and security instruments in favor of EF&A Funding, L.L.C., one of which has a current outstanding balance of approximately $4,110,000, is due and payable on October 1, 2008, and bears interest at a rate of 6.59% and the second of which has a current

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outstanding balance of approximately  $1,550,000,  is due and payable on October
1, 2008, and bears interest at a rate of 6.535%. It is anticipated that the net cash proceeds used by the Registrant to acquire Chalet would be approximately $2,350,000.

Private Placement.

     At the same September 11, 2001 meeting, the Board of Trustees approved the sale of 180,376 shares of its common stock, par value $1.00 per share, at a price of $10.00 per share, solely to accredited investors (as such term is defined in Rule 501 of Regulation D) pursuant to a private placement in accordance with Rule 506 of Regulation D. Each investor will be required to execute a subscription agreement pursuant to which each investor will represent and warrant that such investor meets the requirements of an accredited investor. The shares to be sold pursuant to the private placement will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

     The Registrant intends to use the proceeds of the private placement, less legal and administrative fees incurred in connection with the private placement, to fund (i) the purchase of Barrington and the other properties described above;
(ii) capital improvements; (iii) dividends; and (iv) potential future acquisitions.

Declaration of Dividend.

     At the same September 11, 2001 meeting, the Board of Trustees also declared a cash dividend of $0.20 per share payable to the holders of record on November 30, 2001 of the Registrant's $1.00 par value, common stock. The Board anticipates that the dividend will be paid on December 21, 2001. The dividend is being paid out of the Registrant's paid-in surplus.

Proposals for Sale of the Atrium.

     At the same September 11, 2001 meeting, the Board of Trustees also authorized the officers of the Trust to solicit proposals from brokers to sell the Atrium at Alpha Business Center, an office building owned by the Trust in Bloomington, Minnesota.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Maxus Realty Trust, Inc.

Date: September 13, 2001                  By: /s/ Daniel W. Pishny
                                                  Daniel W. Pishny, President


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